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                                EXHIBIT 7.8(b)

                            STOCK OPTION AGREEMENT
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                            STOCK OPTION AGREEMENT

     This Stock Option Agreement ("Agreement"), dated as of May 1, 1999, is between National Commerce Bancorporation ("NCBC") and First Financial Corporation ("FFC").

                                   RECITALS
                                   --------

     FFC and NCBC have executed an Agreement and Plan of Merger ("Merger Agreement"), of even date with this Agreement, under which FFC will be merged into NCBC upon completion of the merger ("Merger") contemplated in the Merger Agreement.

     By negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, NCBC has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs and management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

                                   AGREEMENT
                                   ---------

     THEREFORE, in consideration of the promises set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

     1.   Grant of Option. Subject to the terms and conditions set forth in this
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Agreement, FFC irrevocably grants an option ("Option") to NCBC to purchase that number of authorized but unissued shares of FFC's Common Stock, $2.50 par value per share ("FFC Common Stock"), such that immediately following such purchase NCBC would own 19.5% of the then issued and outstanding shares (as adjusted as set forth herein) of FFC Common Stock after giving effect to the exercise of the Option at a per share price in cash (or immediately available funds) equal to two times the book value of a share of FFC Common Stock as of March 31, 1999 ("Option Price").

     2.   Exercise of Option. Subject to the provisions of this Section 2 and of
          ------------------
Section 13(a) of this Agreement, this Option may be exercised by NCBC as set forth in Section 5 of this Agreement, in whole only, at any time, in any of the following circumstances:

    (a) FFC or its board of directors enters into an agreement or recommends to FFC shareholders an agreement (other than the Merger Agreement) under which any entity, person or group (collectively, "Person"), within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), would: (1) merge or consolidate with, acquire 9.9% or more of the assets or liabilities of, or enter into any similar transaction with FFC, or (2) purchase or otherwise acquire (including by merger, reorganization, consolidation, share exchange or any similar transaction) securities representing 9.9% or more of FFC's
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         voting shares;

    (b) any Person (other than NCBC or any of its subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 25% or more of the voting shares of FFC (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act);

    (c) after having received a fairness opinion from its financial advisor that the transaction is fair to FFC shareholders from a financial point of view, failure of the board of directors of FFC to recommend the Merger to the shareholders at the time of the calling of the special meeting of the shareholders pursuant to the Merger Agreement; or

    (d) failure of the shareholders to approve by the earliest of (1) the termination of the Merger Agreement or (2) November 30, 1999, the Merger by the required affirmative vote at a meeting of the shareholders, because a third Person (other than NCBC or a subsidiary of NCBC announces publicly or communicates, in writing, to FFC a proposal to (1) acquire FFC(by merger, reorganization, consolidation, the purchase of 9.9% or more of its assets or liabilities, or any other similar transaction), (2) purchase or otherwise acquire securities representing 9.9% or more of the voting shares of FFC or (3) change the composition of the board of directors of FFC.

         It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of FFC complying with its fiduciary duties.

         Notwithstanding the foregoing, the Option may not be exercised if
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either (1) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (2) at the time of exercise, NCBC is failing in any material respect to perform or observe its material covenants or conditions under the Merger Agreement, unless the reason for such failure is that FFC is failing to perform or observe its covenants or conditions under the Merger Agreement.

     3.   Notice, Time and Place of Exercise. When NCBC wishes to exercise the
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Option, NCBC will give written notice of its intention to exercise the Option and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.

     4.   Payment and Delivery of Certificate(s). At the closing for the
          --------------------------------------
exercise of the Option or any portion thereof, (a) NCBC and FFC will each deliver to the other certificates as to
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the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) NCBC will pay the aggregate purchase price for the shares of FFC Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of FFC, and (c) FFC will deliver to NCBC a certificate or certificates representing the shares so purchased.

     5.   Transferabilily of the Option and Option Shares. Before the Option, or
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a portion of the Option, becomes exercisable in accordance with the provisions of Section 2 of this Agreement, neither the Option nor any portion of the Option will be transferable.

     6.   Representations, Warranties and Covenants of FFC. FFC represents and
          ------------------------------------------------
warrants to NCBC as follows:

     (a)  Due Authorization. This Agreement has been duly authorized by all
          -----------------
          necessary corporate action on the part of FFC, has been duly executed by a duly authorized officer of FFC and constitutes a valid and binding obligation of FFC. No shareholder approval by FFC shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

     (b)  Option Shares. FFC has taken all necessary corporate and other action
          -------------
          to authorize and reserve and to permit it to issue and, at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates, will have reserved for issuance, at the closing(s) upon exercise of the Option, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of FFC.

     (c)  No Conflicts. Neither the execution and delivery of this Agreement nor
          ------------
          the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter or bylaws of FFC or any agreement, instrument, judgment, decree, law, rule or order applicable to FFC or any subsidiary of FFC or to which FFC or any such subsidiary is a party.

     (d)  Notification of Record Date. At any time from and after the date of
          ---------------------------
          this Agreement until the Option is no longer exercisable, FFC will give NCBC 30 days prior written notice before setting the record date for determining the holders of record of the FFC Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the FFC Common Stock.

     7.   Representations, Warranties and Covenants of NCBC. NCBC represents and
          -------------------------------------------------
warrants to FFC as follows:
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     (a)  Due Authorization. This Agreement has been duly authorized by all
          -----------------
          necessary corporate action on the part of NCBC, has been duly executed by a duly authorized officer of NCBC and constitutes a valid and binding obligation of NCBC.

     (b)  Transfers of Common Stock. No shares of FFC Common Stock acquired upon
          -------------------------
          exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

     (c)  No Conflicts. Neither the execution and delivery of this Agreement nor
          ------------
          the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter or bylaws of NCBC or any agreement, instrument, judgment, decree, law, rule or order applicable to NCBC or any subsidiary of NCBC or to which NCBC or any such subsidiary is a party.

     8.   Adjustment Upon Changes in Capitalization. In the event of any change
          -----------------------------------------
in the FFC Common Stock by reason of stock dividends, split-ups, mergers, reorganizations, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, FFC is acquired by another party, consolidates with or merges into another corporation or liquidates, NCBC will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, reorganization or liquidation, and FFC will take all steps in connection with such acquisition, consolidation, merger, reorganization or liquidation as may be necessary to assure that the provisions of this Agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

     9.   Nonassignability. This Agreement binds and inures to the benefit of
          ----------------
the parties and their successors. This Agreement is not assignable by either party.

     10. Regulatory Restrictions. FFC will use its best efforts to obtain or to
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cooperate with NCBC in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by NCBC.

     11.  Remedies. For the purposes of this Agreement, NCBC's sole remedy
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hereunder shall be limited to the exercise of the option herein granted.

     12.  No Rights as Shareholder. This Option, before it is exercised, will
          ------------------------
not entitle its holder to any rights as a shareholder of FFC at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of FFC or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of FFC.
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     13.  Miscellaneous.
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     (a)  Termination. This Agreement and the Option will terminate upon the
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earliest of (1) the mutual agreement of the parties to this Agreement; (2) the
30th day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by NCBC with respect to its obligations under it; or (3) the date of termination of the Merger Agreement if the termination is due to a material noncompliance or default by NCBC with respect to its obligations under it; but if the Option has been exercised before the termination of this Agreement, then the exercise will close under Section 4 of this Agreement, even though that closing date is after the termination of this Agreement. The Option granted under this Agreement shall only be exercisable one
(1) time.

     (b)  Amendments. This Agreement may not be modified, amended, altered or
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supplemented, except upon the execution and delivery of a written agreement executed by the parties.

     (c) Severabilily of Terms. Any provision of this Agreement that is invalid,
         ---------------------
illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of NCBC to exercise the Option in full for the total number of shares of FFC Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, NCBC may, nevertheless, exercise the Option to the fullest extent permissible.

     (d) Notices. All notices, requests, claims, demands and other
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communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

            If to FFC to:       First Financial Corporation
                                1691 Mt. Juliet Road
                                Mt. Juliet, TN 37122
                                Attn: David Major, President
                                 and Chief Executive Officer
                                Fax: (615) 758-8645
                                Phone: (615) 754-2265

            with a copy to:     Daniel W. Small
                                Attorney at Law
                                323 Union Street, Suite 300
                                Nashville, TN 37219-0608
                                Fax: (615) 252-6001
                                Phone: (615) 252-6000
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            If to NCBC to:      National Commerce Bancorporation
                                One Commerce Square
                                Memphis, TN 38150
                                Attn: Lewis E. Holland
                                Fax: (901) 523-3170
                                Phone: (901) 523-3320

                                and
                                ---

                                Charles A. Neale
                                Vice President and General Counsel
                                Fax: (901) 523-3303
                                Phone: (901) 523-3371

     (a)  Governing Law and Venue. The parties intend this Agreement and the
          -----------------------
          Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Tennessee, without giving effect to conflicts of law principles. Any actions brought by either party against the other arising under this Agreement must be filed in Wilson County, Tennessee, and each party consents to personal jurisdiction in Wilson County.

     (b)  Counterparts. This Agreement may be executed in several counterparts,
          ------------
          including facsimile counterparts, each of which is an original, and all of which together constitute one and the same agreement.

     (c)  Effects of Headings. The section headings in this Agreement are for
          -------------------
          convenience only and do not affect the meaning of its provisions.

                                       NATIONAL COMMERCE BANCORPORATION

                                       By: /s/ William R. Reed, Jr.
                                           -------------------------------------
                                           William R. Reed, Jr.
                                           Vice Chairman


                                       FIRST FINANCIAL CORPORATION

                                       By: /s/ David Major
                                           -------------------------------------
                                           David Major
                                           President and Chief Executive Officer